Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2017 Equity Incentive Plan of Universal Stainless & Alloy Products, Inc. and Subsidiaries of our report dated February 22, 2017, relating to the consolidated financial statements and financial statement schedule of Universal Stainless & Alloy Products, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Universal Stainless & Alloy Products, Inc. and Subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

May 8, 2017